Exhibit 99.1
Tilly's, Inc. Reports Fiscal 2024 Fourth Quarter Operating Results

Irvine, CA – March 12, 2025 – Tilly’s, Inc. (NYSE: TLYS, the "Company") today announced financial results for the fourth quarter of fiscal 2024 ended February 1, 2025.
"Our fourth quarter results were a disappointment. We made a number of changes in our merchandising organization during the fourth quarter to attempt to change our sales trajectory going forward," commented Hezy Shaked, President and Chief Executive Officer. "For fiscal 2025, we aim to stabilize and then grow sales with improved inventory efficiencies and reduced expenses compared to fiscal 2024, and we believe our Spring assortment is on trend."
Operating Results Overview
Fiscal 2024 Fourth Quarter Operating Results Overview
The following comparisons refer to the Company's operating results for the fourth quarter of fiscal 2024 (13 weeks) ended February 1, 2025 versus the fourth quarter of fiscal 2023 (14 weeks) ended February 3, 2024.
•Total net sales were $147.3 million, a decrease of 14.9% from last year's fourth quarter which included an extra week that accounted for $5.7 million in total net sales. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 11.2% relative to the comparable 13-week period ended February 3, 2024.
◦Net sales from physical stores were $108.3 million, a decrease of 13.7%. Comparable store net sales decreased 9.8% relative to the comparable 13-week period ended February 3, 2024. Net sales from physical stores represented 73.5% of total net sales this year compared to 72.6% of total net sales last year. The Company ended the fourth quarter with 240 total stores compared to 248 total stores at the end of the fourth quarter last year.
◦Net sales from e-com were $39.0 million, a decrease of 17.8%. E-com net sales decreased 14.8% relative to the comparable 13-week period ended February 3, 2024. E-com net sales represented 26.5% of total net sales this year compared to 27.4% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $38.3 million, or 26.0% of net sales, compared to $46.7 million, or 27.0% of net sales, last year. Product margins improved by 190 basis points primarily due to improved initial markups, partially offset by increased inventory valuation reserves. Buying, distribution, and occupancy costs deleveraged by 290 basis points collectively, despite being $1.5 million lower than last year, primarily due to carrying these costs against a lower level of net sales this year.
•Selling, general and administrative ("SG&A") expenses were $52.4 million, or 35.6% of net sales, compared to $55.2 million, or 31.9% of net sales, last year. The $2.8 million decrease in SG&A was primarily attributable to the impact of the extra week in last year's fourth quarter which added an estimated $2.6 million to last year's fourth quarter.
•Operating loss was $14.1 million, or 9.6% of net sales, compared to $8.5 million, or 4.9% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax expense was $0.2 million, or 1.8% of pre-tax loss, compared to income tax expense of $13.6 million, or 195.9% of pre-tax loss, last year, which included a full, non-cash deferred tax asset valuation allowance (the "valuation allowance") charge of $15.4 million. The decrease in the effective income tax rate was due to the continuing impact of the valuation allowance.
•Net loss was $13.7 million, or $0.45 net loss per share, compared to net loss of $20.6 million, or $0.69 net loss per share, last year, which included the valuation allowance. Weighted average shares were 30.1 million this year compared to 29.9 million shares last year.

Fiscal 2024 Full Year Operating Results Overview
The following comparisons refer to the Company's operating results for fiscal 2024 (52 weeks) ended February 1, 2025 versus fiscal 2023 (53 weeks) ended February 3, 2024.
•Total net sales were $569.5 million, a decrease of 8.6% from fiscal 2023 which included an extra week that accounted for $5.7 million in total net sales. Total comparable net sales, including both physical stores and e-commerce ("e-com"), decreased by 8.0% relative to the comparable 52-week period ended February 3, 2024.
◦Net sales from physical stores were $444.7 million, a decrease of 8.4%. Comparable store net sales decreased 8.0% relative to the comparable 52-week period ended February 3, 2024. Net sales from physical stores represented 78.1% of total net sales this year compared to 77.9% of total net sales last year.
◦Net sales from e-com were $124.7 million, a decrease of 9.3%. E-com net sales decreased 8.0% relative to the comparable 52-week period ended February 3, 2024. E-com net sales represented 21.9% of total net sales this year compared to 22.1% of total net sales last year.
•Gross profit, including buying, distribution, and occupancy costs, was $149.7 million, or 26.3% of net sales, compared to $165.7 million, or 26.6% of net sales, last year. Product margins improved by 150 basis points primarily due to improved initial markups, partially offset by increased inventory valuation reserves. Buying, distribution, and occupancy costs deleveraged by 180 basis points collectively, despite being $2.8 million lower than last year, primarily due to carrying these costs against lower net sales this year.
•SG&A expenses were $199.5 million, or 35.0% of net sales, compared to $196.6 million, or 31.6% of net sales, last year. The $2.9 million increase in SG&A was primarily attributable to increases in software as a service expense of $1.7 million, e-commerce fulfillment expenses of $1.0 million, non-cash store asset impairment charges of $0.9 million, and other smaller expense increases. These increases were partially offset the impact of the extra week in fiscal 2023 which added an estimated $2.6 million to SG&A expenses.
•Operating loss was $49.8 million, or 8.8% of net sales, compared to $31.0 million, or 5.0% of net sales, last year, due to the combined impact of the factors noted above.
•Income tax expense was $0.2 million or 0.5% of pre-tax loss, compared to income tax expense of $8.7 million, or 33.8% of pre-tax loss, last year, including the previously noted valuation allowance of $15.4 million. The decrease in the effective income tax rate was due to the continuing impact of the previously disclosed valuation allowance.
•Net loss was $46.2 million, or $1.54 net loss per share, compared to net loss of $34.5 million, or $1.16 net loss per share, last year, which included the valuation allowance. Weighted average shares were 30.0 million this year compared to 29.8 million shares last year.
Balance Sheet and Liquidity
As of February 1, 2025, the Company had $46.7 million of cash, cash equivalents and marketable securities and $48.0 million of available, undrawn borrowing capacity under its asset-backed credit facility. Total inventories increased by 9.5% compared to the end of fiscal 2023. However, as of March 1, 2025, total inventories were 6.1% below last year's level as of the comparable date. Total capital expenditures were $8.2 million in fiscal 2024 compared to $14.0 million in fiscal 2023.

Fiscal 2025 First Quarter Outlook
Total comparable net sales for fiscal February ended March 1, 2025 decreased by 5.7% relative to the comparable period of last year. Based on current and historical trends, the Company currently estimates the following for the first quarter of fiscal 2025 ending May 3, 2025:
•Net sales to be in the range of approximately $105 million to $111 million, translating to an estimated comparable net sales decrease in the range of approximately 8% to 3%, respectively, relative to the comparable period last year;
•SG&A expenses to be approximately $42 million to $43 million before factoring in any potential non-cash store asset impairment charges that may arise;
•Pre-tax loss and net loss to be in the range of approximately $20 million to $17 million, respectively, with a near-zero effective income tax rate due to the continuing impact of a full, non-cash valuation allowance on deferred tax assets; and
•Per share results to be in the range of a net loss of $0.68 to $0.58, respectively, with estimated weighted average shares of approximately 30 million.
•The Company currently expects to have 238 stores open at the end of the first quarter of fiscal 2025 compared to 246 at the end of last year's first quarter.
•The Company currently expects to end the first quarter of fiscal 2025 with total cash, cash equivalents and marketable securities of approximately $25 million to $30 million and no debt outstanding under its asset-backed credit facility. At its current comparable net sales trend, the Company currently believes it can operate without accessing its credit facility at any time during fiscal 2025.
Conference Call Information
A conference call with analysts to discuss these financial results is scheduled for today, March 12, 2025, at 4:30 p.m. ET (1:30 p.m. PT). Analysts interested in participating in the call are invited to dial (877) 300-8521 (domestic) or (412) 317-6026 (international). The conference call will also be available to interested parties through a live webcast at www.tillys.com. Please visit the website and select the “Investor Relations” link at least 15 minutes prior to the start of the call to register and download any necessary software. A telephone replay of the call will be available until March 19, 2025, by dialing (844) 512-2921 (domestic) or (412) 317-6671 (international) and entering the conference identification number: 10197060.
About Tillys
Tillys is a leading, destination specialty retailer of casual apparel, footwear, accessories and hardgoods for young men, young women, boys and girls with an extensive selection of iconic global, emerging, and proprietary brands rooted in an active, outdoor and social lifestyle. Tillys is headquartered in Irvine, California and currently operates 240 total stores across 33 states, as well as its website, www.tillys.com.
Forward-Looking Statements
Certain statements in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In particular, statements regarding our current operating expectations in light of historical results, the impacts of inflation and potential recession on us and our customers, including on our future financial condition or operating results, expectations regarding changes in the macro-economic environment, customer traffic, our supply chain, our ability to properly manage our inventory levels, and any other statements about our future cash position, financial flexibility, expectations, plans, intentions, beliefs or prospects expressed by management are forward-looking statements. These forward-looking statements are based on management’s current expectations and beliefs, but they involve a number of risks and uncertainties that could cause actual results or events to differ materially from those indicated by such forward-looking statements, including, but not limited to the impact of inflation on consumer behavior and our business and operations, supply chain difficulties, and our ability to respond thereto, our ability to respond to changing customer preferences and trends, attract customer traffic at our stores and online, execute our growth and long-term strategies, expand into new markets, grow our e-commerce business, effectively manage our inventory and costs, effectively compete with other retailers, attract talented employees, or enhance awareness of our brand and brand image, general consumer spending patterns and levels, including changes in historical spending patterns, the markets generally, our ability to satisfy our financial obligations, including under our credit facility and our leases, and other factors that are detailed in our Annual Report on Form 10-K, filed with the Securities and Exchange Commission (“SEC”), including those detailed in the section titled “Risk Factors” and in our other filings with the SEC, which are available on the SEC’s website at www.sec.gov and on our website at www.tillys.com under the heading “Investor Relations”. Readers are urged not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. We do not undertake any obligation to update or alter any forward-looking statements, whether as a result of new information, future events or otherwise. This release should be read in conjunction with our financial statements and notes thereto contained in our Form 10-K.

Tilly’s, Inc.
Consolidated Balance Sheets
(In thousands, except par value)
(unaudited)

	February 1, 2025	February 3, 2024
ASSETS
Current assets:
Cash and cash equivalents	$21,056	$47,027
Marketable securities	25,653	48,021
Receivables	4,094	5,947
Merchandise inventories	69,178	63,159
Prepaid expenses and other current assets	10,979	11,905
Total current assets	130,960	176,059
Operating lease assets	169,805	203,825
Property and equipment, net	40,139	48,063
Other assets	1,559	1,598
TOTAL ASSETS	$342,463	$429,545

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$11,120	$14,506
Accrued expenses	12,750	13,063
Deferred revenue	14,116	14,957
Accrued compensation and benefits	9,418	9,902
Current portion of operating lease liabilities	48,384	48,672
Current portion of operating lease liabilities, related party	3,423	3,121
Other liabilities	172	336
Total current liabilities	99,383	104,557
Long-term liabilities:
Noncurrent portion of operating lease liabilities	126,216	160,531
Noncurrent portion of operating lease liabilities, related party	15,844	19,267
Other liabilities	149	321
Total long-term liabilities	142,209	180,119
Total liabilities	241,592	284,676
Stockholders’ equity:
Common stock (Class A)	23	23
Common stock (Class B)	7	7
Preferred stock	—	—
Additional paid-in capital	174,829	172,478
Accumulated deficit	(74,191)	(27,962)
Accumulated other comprehensive income	203	323
Total stockholders’ equity	100,871	144,869
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$342,463	$429,545

Tilly’s, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended	Fourteen Weeks Ended	Fifty-Two Weeks Ended	Fifty-Three Weeks Ended
	February 1, 2025	February 3, 2024	February 1, 2025	February 3, 2024
Net sales	$147,288	$173,020	$569,453	$623,083

Cost of goods sold (includes buying, distribution, and occupancy costs)	108,090	125,405	416,029	453,702
Rent expense, related party	931	931	3,727	3,724
Total cost of goods sold (includes buying, distribution, and occupancy costs)	109,021	126,336	419,756	457,426
Gross profit	38,267	46,684	149,697	165,657

Selling, general and administrative expenses	52,280	55,071	199,014	196,106
Rent expense, related party	135	133	532	533
Total selling, general and administrative expenses	52,415	55,204	199,546	196,639

Operating loss	(14,148)	(8,520)	(49,849)	(30,982)
Other income, net	723	1,574	3,837	5,199
Loss before income taxes	(13,425)	(6,946)	(46,012)	(25,783)
Income tax expense	239	13,606	217	8,709
Net loss	$(13,664)	$(20,552)	$(46,229)	$(34,492)
Basic net loss per share of Class A and Class B common stock	$(0.45)	$(0.69)	$(1.54)	$(1.16)
Diluted net loss per share of Class A and Class B common stock	$(0.45)	$(0.69)	$(1.54)	$(1.16)
Weighted average basic shares outstanding	30,060	29,889	30,028	29,848
Weighted average diluted shares outstanding	30,060	29,889	30,028	29,848

Tilly’s, Inc.
Consolidated Statements of Cash Flows
(In thousands)
(unaudited)

	Fiscal Year Ended
	February 1, 2025	February 3, 2024
Cash flows from operating activities
Net loss	$(46,229)	$(34,492)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization	12,771	12,834
Stock-based compensation expense	2,057	2,218
Impairment of assets	4,366	3,431
(Gain) loss on disposal of assets	(29)	38
Gain on maturities of marketable securities	(1,823)	(1,966)
Deferred income taxes	—	8,497
Changes in operating assets and liabilities:
Receivables	2,856	5,563
Merchandise inventories	(6,019)	(1,042)
Prepaid expenses and other assets	1,044	5,561
Accounts payable	(3,405)	(1,474)
Accrued expenses	73	(596)
Accrued compensation and benefits	(484)	1,719
Operating lease liabilities	(6,019)	(5,323)
Deferred revenue	(841)	(1,146)
Other liabilities	(336)	(555)
Net cash used in operating activities	(42,018)	(6,733)

Cash flows from investing activities
Purchases of marketable securities	(74,547)	(121,045)
Purchases of property and equipment	(8,224)	(13,958)
Proceeds from maturities of marketable securities	98,500	115,000
Proceeds from sale of property and equipment	24	10
Net cash provided by (used in) investing activities	15,753	(19,993)

Cash flows from financing activities
Proceeds from exercise of stock options	294	400
Taxes paid on short-swing profits disgorgement payment	—	(173)
Net cash provided by financing activities	294	227

Change in cash and cash equivalents	(25,971)	(26,499)
Cash and cash equivalents, beginning of period	47,027	73,526
Cash and cash equivalents, end of period	$21,056	$47,027

Tilly's, Inc.
Store Count and Square Footage

	Store Count at Beginning of Quarter	New Stores Opened During Quarter	Stores Permanently Closed During Quarter	Store Count at End of Quarter	Total Gross Square Footage End of Quarter (in thousands)
2024 Q1	248	2	4	246	1,784
2024 Q2	246	1	—	247	1,791
2024 Q3	247	—	1	246	1,780
2024 Q4	246	4	10	240	1,730

Investor Relations Contact:
Michael Henry, Executive Vice President, Chief Financial Officer
(949) 609-5599, ext. 17000
irelations@tillys.com